As filed with the Securities and Exchange Commission on April 23, 2014

Registration Statement No. 333-195256

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its governing instruments)

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-9860

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Steven L. Chuslo, Esq.

Executive Vice President, General Counsel

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

(410) 571-6161

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Paul D. Tropp, Esq.
Andrew S. Epstein, Esq.	Fried, Frank, Harris, Shriver & Jacobson LLP
Clifford Chance US LLP	One New York Plaza
31 West 52nd Street	New York, New York 10004
New York, New York 10019	Tel (212) 859-8000
Tel (212) 878-8000	Fax (212) 859-4000
Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hannon Armstrong Sustainable Infrastructure Capital, Inc. is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-195256) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 1.1, which had not been previously filed. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$10,304
Financial Industry Regulatory Authority Inc. filing fee	$12,500
Legal fees and expenses (including Blue Sky fees)	$525,000
Accounting fees and expenses	$100,000
Printing and engraving expenses	$100,000
Transfer agent fees and expenses	$5,400
Miscellaneous	$121,796

Total	$875,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent sales of unregistered securities.

On April 23, 2013, in connection with our formation transactions and our IPO, we completed private placements pursuant to which we issued 1,643,429 shares of common stock, 128,348 restricted stock units and 455,961 OP units as consideration to certain entities and individuals, including certain of our officers, for their direct and indirect interests in certain entities that were merged with and into us or our subsidiaries in our formation transactions and for the conversion of an existing limited partnership interest. The shares of common stock and OP units were issued in reliance upon exemptions from registration provided under Section 4(a)(2) under the Securities Act.

On May 23, 2013, one of our executive officers received 6,414 additional OP units in connection with the exercise by the underwriters on May 17, 2013 of their option to purchase additional shares of common stock in our IPO. Pursuant to the partnership interest subscription agreement, the executive officer was entitled to a number of OP units equal to 0.8% of the number of shares of common stock issued and outstanding as of the closing of our IPO, including any shares issued upon exercise of the underwriters’ option to purchase additional shares. The OP units were issued in reliance upon exemptions from registration provided under Section 4(a)(2) under the Securities Act.

Item 34. Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we also may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; of

•	any individual who served any predecessor of our company, including the Predecessor, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)	Financial Statements.

The section “Financial Statements and Supplementary Data” contained in our 2013 10-K is incorporated herein by reference.

(b)	Exhibits. The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 37. Undertakings.

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on April 23, 2014.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ J. Brendan Herron
Name:	J. Brendan Herron
Title:	Chief Financial Officer and Executive
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title
By:	/s/ Jeffrey W. Eckel	Chairman of the Board, President	April 23, 2014
	Jeffrey W. Eckel	and Chief Executive Officer (Principal Executive Officer)

By:	/s/ J. Brendan Herron	Chief Financial Officer and	April 23, 2014
	J. Brendan Herron	Executive Vice President (Principal Accounting and Financial Officer)
By:	/s/ *		April 23, 2014
Mark J. Cirilli

By:	/s/ *		April 23, 2014
Charles M. O’Neil

By:	/s/ *		April 23, 2014
Richard J. Osborne

By:	/s/ *		April 23, 2014
Jackalyne Pfannenstiel

*By:	/s/ J. Brendan Herron
J. Brendan Herron
Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1**	Form of Underwriting Agreement

3.1	Articles of Amendment and Restatement of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

3.2	Bylaws of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

3.3	Amended and Restated Agreement of Limited Partnership of Hannon Armstrong Sustainable Infrastructure, L.P. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

4.1	Specimen Common Stock Certificate of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-11 (No. 333-186711), filed on April 12, 2013)

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Form S-11 (No. 333-186711), filed on April 12, 2013)

10.2	2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.3	Restricted Stock Award Agreement dated April 23, 2013 between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey W. Eckel (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.4	Form of Restricted Stock Award Agreement (Executive Officers) (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.5	Form of Restricted Stock Award Agreement (Non-employee Directors) (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.6	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.7	Registration Rights Agreement, dated April 23, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc. and the parties listed on Schedule I thereto (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.8	Employment Agreement, dated April 17, 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Jeffrey Eckel (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

Exhibit number	Exhibit description

10.9	Employment Agreement, dated April 17, 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and J. Brendan Herron, Jr. (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.10	Employment Agreement, dated April 17, 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Steven L. Chuslo (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.11	Employment Agreement, dated April 17, 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Nathaniel J. Rose (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.12	Employment Agreement, dated April 17, 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Marvin R. Wooten (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.13	Agreement and Plan of Merger, dated as of April 23, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub I LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund, LLC, MissionPoint ES Parallel Fund I, L.P., MissionPoint HA Parallel Fund I Corp. and MissionPoint HA Parallel Fund, L.P. (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.14	Agreement and Plan of Merger, dated as of April 23, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub II LLC, HA Merger Sub III LLC, MissionPoint HA Parallel Fund II, LLC, MissionPoint ES Parallel Fund II, L.P. MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P. (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.15	Agreement and Plan of Merger, dated as of April 23, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., HA Merger Sub III LLC, each of the individuals listed on Exhibit A attached thereto and each of the entities listed on Exhibit A attached thereto (incorporated by reference to Exhibit 10.14 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.16	Contribution Agreement, dated as of April 23, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, L.P., MissionPoint HA Parallel Fund III, LLC and MissionPoint HA Parallel Fund, L.P. (incorporated by reference to Exhibit 10.15 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

10.17	PF Loan Agreement, dated as of July 19, 2013, by and among HASI CF I Borrower LLC, HAT CF I Borrower LLC, each lender from time to time party hereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.18	PF Continuing Guaranty, dated as of July 19, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, LP, and Hannon Armstrong Capital, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

Exhibit number	Exhibit description

10.19	PF Limited Guaranty, dated as of July 19, 2013, by HAT Holdings I LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.20	G&I Loan Agreement, dated as of July 19, 2013, by and among HASI CF I Borrower LLC, HAT CF I Borrower LLC, each lender from time to time party hereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.21	G&I Continuing Guaranty, dated as of July 19, 2013, by and among Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hannon Armstrong Sustainable Infrastructure, LP, and Hannon Armstrong Capital, LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.22	G&I Limited Guaranty, dated as of July 19, 2013, by HAT Holdings I LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.23	Form of PF and G&I Security Agreement, dated as of July 19, 2013, by and among HASI CF I Borrower LLC, HAT CF I Borrower LLC and The Bank of New York Mellon (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.24	Form of PF and G&I Pledge Agreement and Security Agreement, dated as of July 19, 2013 (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-Q for the quarter ended September 30, 2013 (No. 001-35877), filed on November 8, 2013)

10.25	Amendment No. 1 to PF Loan Agreement, dated as of November 26, 2013, by and among HASI CF I Borrower LLC, HAT CF I Borrower LLC, each lender from time to time party thereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (No. 001-35877), filed on November 29, 2013)

10.26	Trust Agreement relating to HASI SYB 2013-1 Trust, dated as of December 20, 2013, among HASI SYB 2013-1 Trust, HASI SYB I LLC, HAT SYB I LLC, The Bank of New York Mellon as Trustee and Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

10.27	Note Purchase Agreement, dated as of December 20, 2013, among HASI SYB 2013-1 Trust, HASI SYB I LLC, HAT SYB I LLC, The Bank of New York Mellon as Trustee and the purchaser of the notes thereunder (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

21.1	List of subsidiaries of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3*	Consent of Ernst & Young LLP for Hannon Armstrong Sustainable Infrastructure Capital, Inc. and HA EnergySource Holdings LLC

23.4*	Consent of Ernst & Young LLP for EnergySource LLC and Hudson Ranch I Holding, LLC

24.1*	Power of Attorney

Exhibit number	Exhibit description

99.1	HA EnergySource Holdings LLC, Financial Statements as of September 30, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

99.2	EnergySource LLC, Consolidated Financial Statements as of December 31, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

99.3	Hudson Ranch I Holdings, LLC, Financial Statements as of December 31, 2012 and 2011 and for the years then ended (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-K for the year ended December 31, 2013 (No. 001-35877), filed on March 17, 2014)

*	Filed previously.
**	Filed herewith.